CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$9,244,190	$659.11

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

February 2010 Pricing Supplement No. 15 Registration Statement No. 333-145845 Dated February 22, 2010 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

PLUS Based on the Performance of a Global Expansion Basket due August 29, 2011
Performance Leveraged Upside SecuritiesSM

The Performance Leveraged Upside Securitiessm (“PLUS”) offer leveraged exposure to the performance of a basket composed of a variety of assets and asset classes, including equities, commodities and currencies, which we refer to as the “Global Expansion Basket” or the “basket”. These investments seek to allow investors to capture leveraged returns relative to the basket’s actual positive performance. The leverage applies only for a certain range of price performance. In exchange for leveraged performance in that range, investors generally forgo performance above a specified maximum return. At maturity, you will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the basket at maturity. The PLUS are senior unsecured debt obligations of Barclays Bank PLC and all payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC.

FINAL TERMS
Issuer:	Barclays Bank PLC
Maturity date:	August 29, 2011 (subject to business days, market disruption events and postponement of the valuation date)
Basket:	A basket consisting of the following components (each, a “basket component” and, together, the “basket components”) weighted on the pricing date as follows:

	Basket Component	Bloomberg Ticker Symbol (for indicative purposes only)	Basket Component Weighting on the Pricing Date	Initial Value	Multiplier

	S&P BRIC 40 Index®	SBR	40.00%	2,380.11	0.001681

	SPDR® S&P® Dividend ETF	SDY	15.00%	47.23	0.031759

	Vanguard REIT ETF	VNQ	10.00%	44.37	0.022538

	Dow Jones-UBS Commodity IndexSM	DJUBS	7.50%	134.37	0.005582

	Energy Select Sector SPDR® Fund	XLE	7.50%	56.61	0.013258

	PowerShares Water Resources Portfolio	PHO	5.00%	16.46	0.030377

	iShares® MSCI Australia Index Fund	EWA	5.00%	22.68	0.022046

	iShares® MSCI Canada Index Fund	EWC	5.00%	26.28	0.019026

	USD/JPY exchange rate	USDJPY	2.50%	91.14	0.002743

	USD/EUR exchange rate	USDEUR	2.50%	0.7355	0.339905

Aggregate principal amount:	$9,244,190
Payment at maturity:	If the final basket value is greater than the initial basket value,
	$10 + leveraged upside payment
	In no event will the payment at maturity exceed the maximum payment at maturity.
	If the final basket value is less than or equal to the initial basket value,
	$10 x basket performance factor
	This amount will be less than or equal to the stated principal amount of $10 and may be zero.
Maximum payment at maturity:	$11.815 (118.15% of the stated principal amount) per PLUS
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial or final value for each basket component:	On the pricing date with respect to the “initial value” and on the valuation date with respect to the “final value”:
	(i)	For the S&P BRIC 40 Index® (the “BRIC 40 Index”) or the Dow Jones-UBS Commodity IndexSM (“DJ-UBS Index”) (each, a “basket index”), the closing level of such basket index on such date;

	(ii)

For the U.S. dollar/Japanese yen exchange rate (the “USD/JPY exchange rate”) or the U.S. dollar/Euro exchange rate (the “USD/EUR exchange rate”), the currency exchange rate on such date (each, a “basket currency”);

	(iii)

For the iShares® MSCI Australia Index Fund (the “Australia Fund”), the iShares® MSCI Canada Index Fund (the “Canada Fund”), the PowerShares Water Resources Portfolio (the “Water Fund”), the Vanguard REIT ETF (the “REIT Fund”), the Energy Select Sector SPDR® Fund (the “Energy Fund”) and the SPDR® S&P® Dividend ETF (the “Dividend Fund”) (each, a “basket ETF”), the closing price of such basket ETF on such date.

Initial basket value:	10, which is equal to the sum of the products of (i) the initial value of each basket component and (ii) the applicable multiplier for such basket component.
Final basket value:	The sum of the products of (i) the final value of each basket component and (ii) the applicable multiplier for such basket component.
Multiplier:	The multiplier for each basket component was set on the pricing date and equals:
	10 x weight of the basket component / initial value of the basket component
	The multipliers will remain constant for the term of the PLUS. See “Basket-Multipliers” above.
Valuation date:	August 24, 2011 (subject to non-trading days and market disruption events).
Leverage factor:	300%
Basket performance factor:	final basket value / initial basket value
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	February 22, 2010
Original issue date:	February 25, 2010 (3 business days after the pricing date)
CUSIP/ISIN:	06740H450 / US06740H4508
Listing:	We do not intend to list the PLUS on any securities exchange.
Selected Dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	$10	$0.20	$9.80
Total	$9,244,190	$184,883.80	$9,059,306.20

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per PLUS. Please see “Syndicate Information” on page 7 for further details.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell. See “Supplemental Plan of Distribution.”

The PLUS are not principal protected. In the event of a decline in the value of the basket, your payment at maturity per PLUS may be less than the face amount of each PLUS and may be equal to zero. See Risk Factors beginning on page 11 for risks relating to an investment in the PLUS.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS, BELOW.
Prospectus dated February 10, 2009
Prospectus Supplement dated September 14, 2009; and
Index Supplement dated September 14, 2009

See “Additional Terms of the PLUS” on page 3 of this pricing supplement. The PLUS will have the terms specified in the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, the index supplement dated September 14, 2009 and this pricing supplement. See “Risk Factors” beginning on page 11 of this pricing supplement and “Risk Factors” beginning on page S-5 of the prospectus supplement and “Risk Factors” beginning on page IS-2 of the index supplement for risks related to investing in the PLUS.

We may use this pricing supplement in the initial sale of the PLUS. In addition, Barclays Capital Inc. or any of our affiliates may use this pricing supplement in market resale transactions in any PLUS after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the PLUS or determined that this pricing supplement are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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PLUS Based on the Performance of a Global Expansion Basket due August 29 2011
Performance Leveraged Upside SecuritiesSM

Additional Terms of the PLUS

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 and the index supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these PLUS are a part. This pricing supplement, together with the documents listed below, contain the terms of the PLUS and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein and in the prospectus supplement and the index supplement as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus supplement dated September 14, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

•	Index supplement dated September 14, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509190961/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The PLUS constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition, the PLUS will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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PLUS Based on the Performance of a Global Expansion Basket due August 29 2011
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The PLUS offered are senior unsecured debt obligations of Barclays Bank PLC, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus, prospectus supplement and index supplement, as supplemented or modified by this pricing supplement.  At maturity, you will receive for each stated principal amount of PLUS that you hold, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the final basket value at maturity.  The PLUS are senior notes issued as part of Barclays Bank PLC’s Medium-Term Notes, Series A. All payments on the PLUS are subject to the creditworthiness of Barclays Bank PLC.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 22, 2010	February 25, 2010 (3 business days after the pricing date)	August 29, 2011, subject to business days, market disruption events and postponement of the valuation date

Key Terms
Issuer:	Barclays Bank PLC
Basket:	As set forth on the front page of this pricing supplement.
Issue price:	$10 per PLUS (see “Syndicate Information” on page 7)
Aggregate principal amount:	$9,244,190
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final basket value is greater than the initial basket value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value,
$10 x basket performance factor
This amount will be less than or equal to the stated principal amount of $10 and may be zero.
Maximum payment at maturity:	$11.815 (118.15% of the stated principal amount) per PLUS.
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Leverage factor:	300%
Basket performance factor:	final basket value / initial basket value
Valuation date:	August 24, 2011 (subject to non-trading days and market disruption events)
Initial or final value for any basket component:	On the pricing date with respect to the “initial value” and on the valuation date with respect to the “final value”:
(i) For the S&P BRIC 40 Index® (the “BRIC 40 Index”) or the Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Index”) (each, a “basket index”), the closing level of such basket index on such date;
(ii)

For the U.S. dollar/Japanese yen exchange rate (the “USD/JPY exchange rate”) or the U.S. dollar/Euro exchange rate (the “USD/EUR exchange rate”), the currency exchange rate on such date (each, a “basket currency”);

(iii)

For the iShares® MSCI Australia Index Fund (the “Australia Fund”), the iShares® MSCI Canada Index Fund (the “Canada Fund”), the PowerShares Water Resources Portfolio (the “Water Fund”), the Vanguard REIT ETF (the “REIT Fund”), the Energy Select Sector SPDR® Fund (the “Energy Fund”) and the SPDR® S&P® Dividend ETF (the “Dividend Fund”) (each, a “basket ETF”), the closing price of such basket ETF on such date.

Initial basket value:	10, which is equal to the sum of the products of (i) the initial value of each basket component and (ii) the applicable multiplier for such basket component.
Final basket value:	The sum of the products of (i) the final value of each basket component and (ii) the applicable multiplier for such basket component.
Multiplier:	The multiplier for each basket component was set on the pricing date and equals:

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Performance Leveraged Upside SecuritiesSM

10 x weight of the basket component / initial value of the basket component The multipliers will remain constant for the term of the PLUS. See “Basket-Multipliers” above.
Trading Day

A trading day (a) with respect to the basket indices is any business day in New York City which is an index business day in accordance with the methodology of the basket indices; (b) with respect to the basket currencies, is any business day in New York City on which the currency exchange rate for the basket currencies is reported on the Bloomberg page WCM01 (or a successor page); and (c) with respect to the basket ETFs is any business day in New York City on which trading is generally conducted on NYSE Arca.

Business Day

Any Monday, Tuesday, Wednesday, Thursday, or Friday that is not a day on which banking institutions in (a) New York City and (b) London generally are authorized or obligated by law or executive order to be closed.

Postponement of the Valuation Date for non-Trading Days

If August 24, 2011 is not a trading day for any of the basket components, the valuation date will be postponed and the final basket value will be calculated as follows: (i) the final value for the basket components for which the scheduled valuation date of August 24, 2011 is a trading day will be determined on August 24, 2011; (ii) the final value of the basket components for which the scheduled valuation date of August 24, 2011 is not a trading day will be determined on the immediately subsequent trading day for each such basket component; and (iii) the valuation date will be the first day on which final values for each of the basket components have been so determined. If the valuation date is postponed until the fifth business day following the scheduled valuation date of August 24, 2011, but the final value of any basket component has not been determined as described above, such day will be deemed to be the valuation date, and the calculation agent will make a good faith estimate in its sole discretion of the final value of such basket components for which the final value has not been determined.

Market Disruption Events

The pricing date, issue date, valuation date and maturity date may be postponed (and thus the determination of your payment at maturity) and may be subject to adjustment, if the calculation agent determines that, on such date, a market disruption event has occurred or is continuing in respect of one or more of the basket components. Please see the discussion under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or any Combination Thereof” in the accompanying prospectus supplement for a description of the market disruption and adjustment events applicable to the PLUS.

If the valuation date is postponed as a result of a market disruption event in respect of any of the basket components, the final value for the basket components unaffected by the market disruption event will be determined on the scheduled valuation date of August 24, 2011 and the final value of the affected basket components will be determined on the immediately subsequent trading day for each such basket component on which no market disruption event occurs or is continuing. If the valuation date is postponed until the fifth business day following the scheduled valuation date of August 24, 2011, but a market disruption event is still continuing, the calculation agent will make a good faith estimate in its sole discretion of the final value of the affected basket components.

Postponement of maturity date:

If the valuation date is postponed due to a market disruption event, non-trading day or otherwise, such that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” on page 11 of this pricing supplement and the risk factors in the accompanying prospectus supplement and index supplement.

General Information
Listing:	We do not intend to list the PLUS on any securities exchange.
CUSIP/ISIN:	06740H450 / US06740H4508
Minimum ticketing size:	100 PLUS
Tax considerations:

Some of the tax consequences of your investment in the PLUS are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your PLUS as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. If you are a non-U.S. holder (as defined in the accompanying prospectus supplement), you may be subject to special rules governing the ownership and disposition of U.S. real property interests and you should therefore discuss such rules with your tax advisor.

The United States federal income tax consequences of your investment in the PLUS are uncertain and the

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PLUS Based on the Performance of a Global Expansion Basket due August 29 2011
Performance Leveraged Upside SecuritiesSM

Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described below. Pursuant to the terms of the PLUS, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your PLUS as a pre-paid cash-settled executory contract with respect to the basket that is not subject to Section 988 of the Internal Revenue Code. Subject to the discussion of Section 1260 of the Internal Revenue Code below, the PLUS should generally be taxed in the same manner as an “open transaction”, and it would be reasonable to recognize capital gain or loss upon the sale or maturity of your PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your PLUS. Such capital gain or loss should generally be long-term capital gain or loss if you have held your PLUS for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the PLUS could be treated as a “constructive ownership transaction” with respect to each of the basket ETFs that is subject to the rules of Section 1260 of the Internal Revenue Code. If your PLUS were subject to the constructive ownership rules, then any long-term capital gain that you would realize upon the sale or maturity of your PLUS that is attributable to the appreciation of the shares of a basket ETF over the term of your PLUS would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual shares of that basket ETF on the date that you purchased your PLUS and sold the basket ETF shares on the date of the sale or maturity of the PLUS (the “Excess Gain Amount”). Because the maturity payment under the PLUS will only reflect the appreciation or depreciation in the value of the shares of the basket ETFs and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the basket ETFs, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the PLUS.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your PLUS in the manner described above.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the PLUS, possibly with retroactive effect. Other alternative treatments for your PLUS may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to a portion of your PLUS. If Section 1256 were to apply to a portion of your PLUS, gain or loss recognized with respect to the relevant portion of your PLUS would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the PLUS. You would also be required to mark the relevant portion of your PLUS to market at the end of each year (i.e., recognize gain or loss as if the PLUS or the relevant portion of the PLUS had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the DJ-UBS Index rolls. It is also possible that the Internal Revenue Service could assert that your PLUS should be treated as partially giving rise to “collectibles” gain or loss if you have held your PLUS for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the PLUS is not a sale or exchange of a collectible but is rather a sale or exchange of an executory contract that reflects the value of a collectible. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

In addition, it is possible that your PLUS could be subject to the special rules under Section 988 of the Internal Revenue Code. If Section 988 were to apply to your PLUS, the entire amount of gain or loss you recognize at maturity or upon the sale or exchange of your PLUS, or alternatively, the portion of such gain or loss that is attributable to the foreign currencies that are components of the basket, would be treated as ordinary gain or loss. You should consult your tax advisor about this potential alternative treatment, and also about whether you may be eligible to make a protective capital gain election with respect to your PLUS. In addition, Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “reportable transaction”). Under these regulations, a United States holder that recognizes a loss with respect a Section 988 transaction is required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with

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Performance Leveraged Upside SecuritiesSM

acquiring, owning and disposing of PLUS.

For a further discussion of the tax treatment of your PLUS as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS. For additional, important considerations related to tax risks associated with investing in the PLUS, you should also examine the discussion in “Risk Factors—The U.S. federal income tax consequences of an investment in the PLUS are uncertain”, in this pricing supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:

Barclays Bank PLC. The calculation agent will be responsible for the calculation of the initial basket value and the final basket value and may also, in its sole discretion, make a number of determinations regarding the value of the PLUS, including the existence of market disruption events, trading days, business days and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PLUS by taking positions in the basket components, in futures or option contracts on the basket components or any component stocks of the securities or component futures contracts underlying the basket ETFs or basket indices, as applicable, as listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of the basket components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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Syndicate Information
Issue price of the PLUS	Selling concession	Principal amount of PLUS for any single investor
$10.0000	$0.2000	<$1MM
$9.9625	$0.1625	> $1MM and <$3MM
$9.9438	$0.1438	> $3MM and <$5MM
$9.9250	$0.1250	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the PLUS distributed by such dealers.

This pricing supplement represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement and index supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10

Leverage factor:	300%

Maximum payment at maturity:	$11.815 (118.15% of the stated principal amount) per PLUS

PLUS Payoff Diagram

How it works

▪

If the final basket value is greater than the initial basket value, then investors receive the $10 stated principal amount plus 300% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor would receive the maximum payment at maturity of $11.815 when the basket appreciates 6.05%.

	▪	If the basket appreciates 5% at maturity, the investor would receive a 15% return, or $11.50.

	▪	If the basket appreciates 30% at maturity, the investor would receive only the maximum payment of $11.815 or 118.15% of the stated principal amount.

▪

If the final basket value is less than or equal to the initial basket value, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the value of the basket.

	▪	If the basket depreciates 50% at maturity, the investor would lose 50% of their principal and receive only $5 at maturity, or 50% of the stated principal amount.

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Calculation of Payment at Maturity

Your payment at maturity will be calculated based on the final basket value of the PLUS. If the final basket value is greater than the initial basket value, you will receive a payment at maturity that includes leveraged returns on the appreciation of the basket, subject to the maximum payment at maturity for each PLUS. If the final basket value is less than the initial basket value, you will receive a payment at maturity that has been reduced in direct proportion to the decline of the basket value, which may be zero. The hypothetical examples below demonstrate how your payment at maturity will be calculated, depending on the performance of the basket.

If the final basket value is greater than the initial basket value, your payment at maturity will equal:

Below is a hypothetical example of how to calculate the payment at maturity if the performance of the basket is such that the final basket value is greater than the initial basket value. For purposes of this example, we have assumed hypothetical values for the percentage change in the value of each basket component and the final basket value. The following example is for illustrative purposes only and is not intended to reflect the past or future performance of any basket component.

Basket Component	Basket Component Weighting on the Pricing Date	Initial Value for each Basket Component	Hypothetical Final Value for each Basket Component	Multiplier	Hypothetical Percentage Change	Product of the (i) Hypothetical Final Value for each Basket Component and (ii) the Hypothetical Multiplier
S&P BRIC 40 Index®	40.00%	2,380.11	2,737.13	0.001681	15.00%	4.600
SPDR® S&P® Dividend ETF	15.00%	47.23	40.15	0.031759	-15.00%	1.275
Vanguard REIT ETF	10.00%	44.37	48.81	0.022538	10.00%	1.100
Dow Jones-UBS Commodity IndexSM	7.50%	134.37	120.93	0.005582	-10.00%	0.675
Energy Select Sector SPDR® Fund	7.50%	56.61	71.28	0.013258	26.00%	0.945
PowerShares Water Resources Portfolio	5.00%	16.46	15.64	0.030377	-5.00%	0.475
iShares® MSCI Australia Index Fund	5.00%	22.68	22.00	0.022046	-3.00%	0.485
iShares® MSCI Canada Index Fund	5.00%	26.28	23.65	0.019026	-10.00%	0.450
U.S. dollar/Japanese yen exchange rate	2.50%	91.14	77.47	0.002743	-15.00%	0.213
U.S. dollar/Euro exchange rate	2.50%	0.7355	0.83	0.339905	13.00%	0.283
	Hypothetical Final Basket Value					10.50

•	Leverage factor = 300%

•	Initial basket value = 10, which is equal to the sum of the products of (i) the initial value of each basket component and (ii) the applicable multiplier for such basket component.

•	Hypothetical final basket value = the sum of the products of (i) the final value of each basket component and (ii) the applicable multiplier for such basket component, or 10.50.

•	Basket percent increase = final basket value minus initial basket value, divided by initial basket value, or 10.50 – 10 / 10 = 0.05 = 5%

•	The leveraged upside payment = 10 x 300% x basket percent increase, or 10 x 300% x 5% = 1.50

•	The payment at maturity will equal $10 plus the leveraged upside payment, or $10 + $1.50 = $11.50

If the final basket value is less than or equal to the initial basket value, your payment at maturity will equal:

Because the basket performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10. There is no minimum payment at maturity and you may receive less than, and possibly substantially less than, the principal amount of the PLUS.

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Below is a hypothetical example of how to calculate the payment at maturity if the performance of the basket is such that the final basket value is less than the initial basket value. For purposes of this example, we have assumed hypothetical values for the percentage change in the value of each basket component and the final basket value. The following example is for illustrative purposes only and is not intended to reflect the past or future performance of any basket component.

Basket Component	Basket Component Weighting on the Pricing Date	Initial Value for each Basket Component	Hypothetical Final Value for each Basket Component	Multiplier	Hypothetical Percentage Change	Product of the (i) Hypothetical Final Value for each basket component and (ii) the Hypothetical Multiplier
S&P BRIC 40 Index®	40.00%	2,380.11	2,427.71	0.001681	2.00%	4.080
SPDR® S&P® Dividend ETF	15.00%	47.23	47.94	0.031759	1.50%	1.523
Vanguard REIT ETF	10.00%	44.37	46.59	0.022538	5.00%	1.050
Dow Jones-UBS Commodity IndexSM	7.50%	134.37	87.34	0.005582	-35.00%	0.488
Energy Select Sector SPDR® Fund	7.50%	56.61	31.11	0.013258	-45.00%	0.413
PowerShares Water Resources Portfolio	5.00%	16.46	10.70	0.030377	-35.00%	0.325
iShares® MSCI Australia Index Fund	5.00%	22.68	13.61	0.022046	-40.00%	0.300
iShares® MSCI Canada Index Fund	5.00%	26.28	17.08	0.019026	-35.00%	0.325
U.S. dollar/Japanese yen exchange rate	2.50%	91.14	82.03	0.002743	-10.00%	0.225
U.S. dollar/Euro exchange rate	2.50%	0.7355	0.63	0.339905	-15.00%	0.213
	Hypothetical Final Basket Value					8.94

•	Leverage factor = 300%

•	Initial basket value = 10, which is equal to the sum of the products of (i) the initial value of each basket component and (ii) the applicable multiplier for such basket component.

•	Hypothetical final basket value = sum of the products of (i) the final value of each basket component and (ii) the applicable multiplier for such basket component, or 8.94.

•	Hypothetical Basket Performance Factor = final basket value/initial basket value, or 8.94/10 = 0.894

•	The payment at maturity will equal $10 times the basket performance factor, or 10 x 0.894 =$8.94

In the hypothetical example above, the final value of each of the BRIC 40 Index, the Dividend Fund and the REIT Fund, with a combined weighting of 65% of the basket) is higher than their respective initial value, but the final value of each of the DJ-UBS Index, the Energy Fund, the Water Fund, the Australia Fund, the Canada Fund, the USD/JPY exchange rate and the USD/EUR exchange rate (the other seven basket components, with a combined weighting of 35% of the basket) are each significantly lower than their respective initial values. Accordingly, although the final values of more than half (by weighting) of the basket components increased from their respective initial values, the final values of each of the remaining basket components declined and, because they declined further, the decline more than offsets the increases in the other basket components. Consequently, the basket performance factor is less than 1 and the payment due at maturity is less than the principal amount of the PLUS.

Please review the graphs demonstrating the historical performance for each of the basket components in “Description of the Basket Components” and the graph on page 5 for the historical performance of the basket, assuming that the basket had an initial basket value of 10, the initial weightings set forth on the cover page of this pricing supplement and fixed multipliers during such historical period. The basket graph illustrates the effect of the offset and/or correlation among the basket components during such period. You cannot predict the future performance of any of the basket components, or of the basket as a whole or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

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Risk Factors

An investment in the PLUS involves significant risks. Investing in the PLUS is not equivalent to investing directly in the basket or any of the components of the basket. The following is a non-exhaustive list of certain key risk factors for investors in the PLUS. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement, the index supplement and the prospectuses of basket ETFs. We also urge you to consult your investment, legal, tax, accounting and other advisors in connection with your investment in the PLUS.

Structure Specific Risk Factors

▪

PLUS do not pay interest nor guarantee return of principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest nor guarantee payment of the principal amount at maturity. If the final basket value is less than the initial basket value, the payout at maturity will be an amount in cash that is less, and possibly substantially less, than the $10 stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket, and may even be zero.

▪

Appreciation potential is limited. The appreciation potential of PLUS is limited by the maximum payment at maturity of $11.815 (118.15% of the stated principal amount). If the value of the basket has increased by less than approximately 6.05% on the valuation date, the leverage factor will provide a 300% exposure to such increase, resulting in returns of up to 18.15%, as applicable, or three times the increase in the value of the underlying basket. However, if the value of the basket increases by more than such 6.05% threshold, you will not benefit from any such further increase as your payment at maturity will be limited to 118.15% of the stated principal amount for the PLUS.

▪

Market price will be influenced by many unpredictable factors. Multiple factors, many of which are beyond our control, will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market, including:

•	the price or value of each of the basket components at any time and, in particular, on the valuation date,
•	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,
•	interest and yield rates in the market,
•

geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock, real estate, commodities or currencies markets generally and which may affect the initial values and/or the final values of the basket components,

•

the exchange rates relative to the U.S. dollar with respect to the Japanese yen and the Euro, as well as with respect to each of the currencies in which the securities underlying the BRIC 40 Index, the Canada Fund and the Australia Fund trade,

•	the market prices of the commodities and the commodity contracts underlying the DJ-UBS Index, and the volatility of such prices,
•	market performance of stocks in foreign countries or certain industry sectors that the basket ETFs or BRIC 40 Index seek to track,
•	environmental regulations or developments that may, in particular, affect the securities underlying the Water Fund and the Energy Fund,
•	the time remaining until the PLUS mature,
•	the occurrence of certain events affecting any of the basket ETFs that may or may not require an adjustment to the adjustment factor for those basket ETFs, and
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors may influence the price that you will receive if you sell your PLUS prior to maturity. For example, you may have to sell your PLUS at a substantial discount from the stated principal amount of $10 per PLUS if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.

▪

The market value of the PLUS and the payment at maturity are subject to the credit of the issuer. The PLUS are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the PLUS. However, because the return on the PLUS is dependent upon certain factors in addition to our ability to pay our obligations on the PLUS, an improvement in our credit ratings will not reduce the other investment risks related to the PLUS.

▪

Adjustments to any of the basket ETFs (or the corresponding underlying indices) or the basket indices could adversely affect the value of the PLUS. Pursuant to an investment strategy or otherwise, the investment advisor to any of the basket ETFs may add, delete or substitute the stocks composing such ETF. Additionally, the index sponsor for any of the indices underlying the basket ETFs or the basket indices

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can add, delete or substitute the stocks or futures contracts, as applicable, underlying such index or make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the basket ETFs and the basket indices and, consequently, the value of the PLUS. Additionally, any basket index publisher or any basket ETF investment advisor may discontinue or suspend calculation or publication of any basket index or basket ETF at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index or ETF that is comparable to the discontinued basket index or basket ETF and is not precluded from considering indices or ETFs that are calculated and published by the calculation agent or any of its affiliates.

▪

Changes in the value of one or more of the basket components may offset each other. Movements in the values of the basket components may not correlate with each other. At a time when the value of one or more of the basket components increases, the value of one or more of the other basket components may not increase as much, or may decrease. Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one or more of the basket components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket components. If the final basket value is less than the initial basket value, you will receive at maturity an amount that is less than the amount of your original investment in the PLUS, and could be zero.

▪

The basket components are not equally weighted. The basket components do not all have the same basket component weightings. Therefore, the same percentage change over the term of the PLUS in two of the basket components which have different basket component weightings would have different effects on the final basket value because of the unequal basket component weightings. Decreases in the value of a more heavily weighted basket component (e.g., the BRIC 40 Index) could moderate or wholly offset increases in the values of less heavily weighted basket components. For example, where the basket component weighting of one basket component is greater than the weighting of another basket component a 5% decrease in the value of a basket component with a heavier basket component weighting will have a greater impact on the final basket value than a 5% increase in the value of a basket component with a lesser basket component weighting. On the pricing date, the BRIC 40 Index will have the largest weighting in the basket, at 40% of the basket, and the reference asset with the next highest weighting in the basket is the Dividend Fund, at 15% of the basket.

▪

You will not benefit from any increase in the value of the basket components prior to the valuation date. Even if the value of the basket components increases during the term of the PLUS, if such increase is not reflected on the valuation date, you will receive less than the principal amount of your investment at maturity. This will be true even if the value of the basket as of some date or dates prior to the valuation date would have resulted in a payment at maturity greater than your initial investment.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the PLUS in any secondary market transactions will likely be lower than the original issue price since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the PLUS. In addition, any such prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs

▪

The U.S. federal income tax consequences of an investment in the PLUS are uncertain. The federal income tax treatment of the PLUS is uncertain and the Internal Revenue Service could assert that the PLUS should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the PLUS even though you will not receive any payments with respect to the PLUS until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the PLUS could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the PLUS.

▪

The basket is composed of a number of underlying investments that each have their respective risks. The basket consists of (i) six equity-linked ETFs that track, as applicable, certain foreign equities, high dividend yielding U.S. large cap stocks, U.S. real estate investment trust stocks and stocks in the water industry and energy sector; (ii) an equity index that tracks BRIC markets equities, (iii) a commodity index, and (vi) the USD/JPY exchange rate and the USD/EUR exchange rate. There is no guarantee that the basket contains the underlying investments that would perform well in the current economic conditions. In addition, the basket components may decline significantly in value or underperform significantly other investments that are not included in the basket. Accordingly, the composition of the basket may have a significantly adverse effect on the value of the PLUS and your return at maturity, if any. There are specific risks associated with each of the basket components and the most significant of these risks are highlighted below. For basket ETFs, please also refer to the relevant prospectus for descriptions of risks associated with investing in such ETFs.

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▪

Any basket ETF may underperform its underlying index. The performance of any basket ETF may not replicate the performance of, and may underperform its underlying index. Unlike the underlying indices to the basket ETFs, the basket ETFs will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that any basket ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the basket ETF, differences in trading hours between any basket ETF and its underlying index or due to other circumstances. Additionally, the investment adviser of those basket ETFs may have authorization to invest up to a certain percentage of its assets in shares or other ETFs that seek to track the performance of equity securities of similar constituent countries or indices of the index tracked by those basket ETFs. Furthermore, because the return on the PLUS is linked to the performance of the basket and not to any particular basket ETF or underlying index to any basket ETF, the return on the PLUS may be less than that of an alternative investment linked directly to an underlying index to any basket ETF.

▪

There are risks associated with investments in securities linked to the value of emerging markets equity securities. The stocks included in the BRIC 40 Index have been issued by companies in certain emerging markets countries. Investments in securities linked to the value of emerging markets equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in emerging markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪

There are risks associated with investments in securities in foreign markets. The stocks included in the BRIC 40 Index and in the indices underlying the Canada Fund and the Australia Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the relevant index, which may have an adverse effect on the PLUS. Also, the public availability of information concerning the issuers of stocks included in the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the relevant index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

Investment returns on securities linked to high-dividend paying stocks, such as the Dividend Fund, may be lower than returns from the overall stock market. The index underlying the Dividend Fund seeks to measure the performance of high-dividend yielding companies, and is designed to include stocks of companies that have historically followed a managed-dividends policy of consistently increasing dividends. However, there is a risk that returns from high-dividend paying stocks will be lower than returns on the stock market as a whole. Specific types of stocks tend to go through cycles of doing better or worse than the stock market in general. These periods have, in the past, lasted for as long as several years.

▪

Investment in a basket including a real estate-linked fund could expose investors to risks which are especially significant in the real estate industry. The REIT Fund is subject to certain risks applicable to the real estate industry. The REIT Fund invests in real estate investment trusts (“REITs”), which exposes the REIT shares to the risks of owning real estate directly as well as to risks that relate specifically to the way in which REITs are organized and operated. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Specific risks especially relevant to investment in the real estate industry include interest rate risk, leverage risk, property risk, management risk, liquidity risk, concentration risk, U.S. tax risk and regulatory risk. Any of these risks could adversely impact the value of the REIT shares and, accordingly, the value of the PLUS.

▪

Prices of commodities are highly volatile and may change unpredictably. Commodities prices are highly volatile and, in many sectors, experienced in the months following September 2008 unprecedented historical volatility. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction. Those events tend to affect prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause prices to fluctuate. These factors may adversely affect the performance of the DJ-UBS Index or its components and, as a result, the market value of the PLUS, and the amount you receive at maturity, if any.

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▪

Future prices of the components of the DJ-UBS Index that are different relative to their current prices may result in a lower level for the DJ-UBS Index on the valuation date, and therefore a lower final basket value. The DJ-UBS Index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the DJ-UBS Index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in November. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”. The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. While many of the contracts included in the DJ-UBS Index have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. Moreover, certain of the commodities reflected in the DJ-UBS Index have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the commodity markets could result in negative “roll yields”, which could adversely affect the level of the DJ-UBS Index and, accordingly, the final basket value and the payment you receive at maturity.

▪

Suspension or disruptions of market trading in commodities and related futures may adversely affect the value of the PLUS. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the value of the DJ-UBS Index, therefore, the basket value and the value of the PLUS.

▪

Changes in law or regulation relating to commodities futures contracts may adversely affect the market value of the DJ-UBS Index, and therefore the value of the PLUS. The commodity futures contracts that underlie the DJ-UBS Index are subject to legal and regulatory regimes that may change in the United States and, in some cases, in other countries. For example, the United States Congress is currently considering legislation, and legislation was passed by the House of Representatives in December 2009 (although that legislation has not yet been passed by the Senate) intended to limit speculation and increase transparency in the commodity markets and regulate the over-the-counter derivatives markets. If enacted, certain of the legislative proposals would, among other things, require the Commodity Futures Trading Commission (the “CFTC”) to adopt rules, apply existing rules, or modify its application of such rules with respect to the establishment of limits on futures positions that are not entered into or maintained for “bona fide” or “legitimate” hedging purposes, as defined in the proposed legislation. Under certain of the legislative proposals, the CFTC would also have the authority to impose limits on the over-the-counter positions. In addition, the CFTC recently issued proposed rules that, if adopted in the form proposed, would establish “hard” position limits on futures on energy commodities and would restrict the availability of hedge exemptions. The proposal requests comments from the public over a 90 day period ending in April, 2010. It is unclear whether the proposed rules will be adopted, and whether they will be modified prior to their adoption. The adoption of the proposed rules by the CFTC, or legislative action by the Congress, could limit the extent to which entities can enter into transactions in exchange-traded futures contracts. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities. If they are imposed, those restrictions on effecting transactions in the futures markets could substantially reduce liquidity in the commodity futures contracts that underlie the DJ-UBS Index, which could adversely affect the prices of such contracts and, in turn, the market value of the PLUS and the amounts payable on the PLUS at maturity.

▪

The stocks of companies in the energy sector are subject to swift price and supply fluctuations. The components of the index underlying the Energy Fund develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of

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stocks for such companies, and therefore the price of the Energy Fund and the value of the PLUS.

▪

The components underlying the Water Fund include small or medium-sized companies, that may be subject to volatility or liquidity constraints. Several of the components of the index underlying the Water Fund are small or medium-sized companies. Investing in securities of small and medium-sized companies involves greater risk than is generally associated with investing in more established companies. These companies’ stocks may be more volatile and less liquid than those of more established companies. These stocks may also have returns that vary, sometimes significantly, from the overall stock market. In addition, often smaller and medium capitalization companies and the industries in which they are focused are still evolving and this may make them more sensitive to changing market conditions.

▪

The components underlying the BRIC 40 Index, the Australia Fund and the Canada Fund are subject to currency exchange risk. Because the components of BRIC 40 Index and the components of the indices underlying the Australia Fund and Canada Fund are based on the value of such components, as converted into U.S. dollars, holders of the PLUS will be exposed to currency exchange rate risk with respect to each of the foreign currencies in which such component securities trade. Exchange rate movement for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention of actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. In particular, currencies of emerging markets, such as the BRIC markets, are generally subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the BRIC, Australian or Canadian currencies, the value of the relevant basket components will be adversely affected and the payment at maturity of the PLUS may be reduced. Of particular importance to currency exchange risk are: existing and expected rates of inflation, existing and expected interest rate levels; the balance of payments; and the extent of the governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant countries and the United States, and other countries important to international trade and finance.

▪

The USD/JPY exchange rate and USD/EUR exchange rates will be influenced by unpredictable factors which interrelate in complex ways. The USD/JPY and USD/EUR exchange rates are a result of the supply of, and demand for, each currency. Changes in the foreign exchange rate may result from the interactions of many factors, including economic, financial, social and political conditions in Japan, the member countries of the European Union for which the Euro is the official currency (“Euro countries”) and the United States. These conditions include, for example, the overall growth and performance of the economies of Japan, the Euro countries and the United States, the relative strength of, and confidence in, the U.S. dollar, the trade and current account balance between the United States, Japan and the Euro countries, market interventions by the Federal Reserve Board, the European Central Bank or the central bank of Japan, inflation and expected rates of future inflation, interest rate levels, the performance of the stock markets in the United States, Japan and the Euro countries, the stability of the government of the United States and the governments of Japan and the Euro countries and their respective banking systems, legal or regulatory actions taken by the governments or regulatory organizations in the United States, Japan or Europe in response to market emergencies, the structure of and confidence in the global monetary system, wars in which the United States, Japan and the Euro countries are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the United States, Japan and the Euro countries, and other foreseeable and unforeseeable global or regional economic, financial, political, judicial or other events. These factors may affect the values of the basket currencies and therefore the value of the PLUS in varying ways, and different factors may cause the values of the underlying currencies, as well as the volatility of their prices, to move in inconsistent directions at inconsistent rates.

Other Risk Factors

▪

The PLUS will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the PLUS. We do not intend to list the PLUS on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. Accordingly, you should be willing to hold your PLUS to maturity.

▪

Potential adverse economic interest of the calculation agent. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS. The calculation agent has determined the initial basket value, and will determine, the final

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basket value, the multiplier, the leveraged upside payment or basket performance factor (as applicable), and will calculate the amount of cash you receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor basket component or calculation of the final basket value in the event of a discontinuance of any basket component, may adversely affect the payout to you at maturity.

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Basket Overview

The weighted basket consists of (i) six equity-linked exchange-traded funds (“ETFs”) that track, as applicable, certain foreign equities, high dividend yielding U.S. large cap stocks, U.S. real estate investment trust stocks and stocks in the water industry and energy sector; (ii) an equity index that tracks BRIC markets equities, (iii) a commodity index, and (vi) the USD/JPY exchange rate and the USD/EUR exchange rate. The basket therefore offers exposure to movements in a number of sectors of the global equities markets and, to a more limited extent, the commodities markets and the foreign currencies markets. See “Risk Factors—The basket is composed of a number of underlying investments that each have their respective risks”, “Risk Factors—Changes in the value of one or more of the basket components may offset each other” and “Risk Factors—The basket components are not weighted equally”.

For more information on the individual basket components, see “Description of the Basket Components” herein. For the weightings of each basket component within the basket, as of the pricing date, see the table below:

Basket Component Information as of February 22, 2010
Basket Component	Bloomberg Ticker Symbol (for indicative purposes only)	Closing or Fixing Values	52 Weeks Ago	52 Week High	52 Week Low	Basket Component Weighting on the Pricing Date
S&P BRIC 40 Index®	SBR	2,380.11	1,289.52	2,645.59	1,220.46	40.00%
SPDR® S&P® Dividend ETF	SDY	47.23	30.85	48.10	26.78	15.00%
Vanguard REIT ETF	VNQ	44.37	23.99	46.64	19.95	10.00%
Dow Jones-UBS Commodity IndexSM	DJUBS	134.37	102.58	145.12	101.48	7.50%
Energy Select Sector SPDR® Fund	XLE	56.61	40.40	60.87	37.40	7.50%
PowerShares Water Resources (Fund)	PHO	16.46	10.96	17.84	10.10	5.00%
iShares® MSCI Australia Index Fund	EWA	22.68	11.19	24.57	10.50	5.00%
iShares® MSCI Canada Index Fund	EWC	26.28	14.41	27.64	13.64	5.00%
U.S. dollar/Japanese yen exchange rate	USDJPY	91.14	94.61	101.44	84.83	2.50%
U.S. dollar/Euro exchange rate	USDEUR	0.7355	0.79	0.80	0.66	2.50%

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The graph below shows the historical performance of the basket during the period from December 6, 2005 (the inception date for the Water Fund, which is the ETF with the shortest trading history in the basket) to February 22, 2010, assuming that the basket components had the weightings set out on the front cover of this pricing supplement on December 6, 2005, and the multipliers were set so as to result in an initial basket value of 10 on December 6, 2005. The graph does not take into account the effect of leverage nor does it attempt to show you the expected return on an investment in the PLUS. The historical values of the basket should not be taken as an indication of its future performance.

Historical Performance of the Basket
December 6, 2005 to February 22, 2010

Past performance is not indicative of future results

Description of the Basket Components

The Basket Indices

The S&P BRIC 40 Index.

All information regarding the S&P BRIC 40 Index® (the “BRIC 40 Index”) set forth in this pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw Hill Companies, Inc. (“S&P”). The BRIC 40 Index was developed by S&P and is calculated, maintained and published by S&P. The BRIC 40 Index is reported by Bloomberg under the ticker symbol “SBR <Index>”.

The BRIC 40 Index is a market capitalization weighted index designed to provide exposure to 40 leading companies domiciled in the emerging markets of Brazil, Russia, India and China that are listed on the Hong Kong Stock Exchange, the London Stock Exchange, National Association of Securities and Dealers Automated Quotations (“NASDAQ”) and/or the NYSE. To be eligible for the BRIC 40 Index, companies must first be constituents of the S&P/IFC Investable (S&P/IFCI) country indices for Brazil, Russia, India or China. The S&P/IFCI Index series is designed to measure the type of returns foreign portfolio investors might receive from investing in emerging market stocks that are legally and practically available to them. Constituents for the S&P/IFCI series are drawn from the S&P/IFC Global stock universe based on size, liquidity and their legal and practical availability to foreign institutional investors. The BRIC 40 Index is “float adjusted”, meaning that only those shares publicly available to investors are included in the BRIC 40 Index calculation. As of September 30, 2009, the BRIC 40 Index was comprised of 40 securities.

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Additional information on the BRIC 40 Index is available on www.indices.standardandpoors.com.

Index Criteria and Methodology

Component Selection Criteria

To qualify for index inclusion, a company must first meet the minimum requirements to enter and remain in the S&P/IFC Investable (S&P/IFCI) universe, the parent index for the S&P BRIC 40 Index. To be added to the BRIC 40 Index, a company must:

-	Be domiciled in constituents of the S&P/IFCI country indices for emerging markets of Brazil, Russia, India or China.
-	Have stocks with float-adjusted market capitalization above US$ 1 billion.
-	Have stocks with three-month average daily value traded above US$ 5 million.

No companies are added between rebalancings. Between rebalancings, companies are removed from the BRIC 40 Index due to corporate events such as mergers, acquisitions, takeovers or delistings.

Methodology & Liquidity

The BRIC 40 Index is modified market capitalization weighted and adjusted for free float, meaning that only those shares publicly available for trading are used in calculation of index values.

The methodology stipulates that, at rebalancing, no stock can have a weight of more than 10% in the index and the minimum initial portfolio size that can be turned over in a single day (based on recent trading volumes) cannot be lower than US$ 600 million. In order to uphold these parameters, the BRIC 40 Index uses a modified market capitalization weighting scheme. Modifications are made to market cap weights, if required, to reflect available float, reduce single stock concentration and enhance index basket liquidity.

There are basically two steps in the creation of the BRIC 40 Index. The first is the selection of the 40 companies; the second is the weighting of the index constituents as follows:

1.          All constituents of the S&P/IFCI country indices for Brazil, Russia, India and China comprise the initial selection universe.

2.          All companies that do not have a developed market listing are removed from the list.

3.          Three-month average daily value traded (hereafter referred to as “liquidity”) and float-adjusted market capitalization (hereafter referred to as “market cap”), as of the reference date, are measured.

4.          All stocks with a market cap of less than US$ 1 billion (the “Market Cap Threshold”) and/or liquidity of less than US$ 5 million (the “Liquidity Threshold”) are removed.

5.          If a company has multiple share classes, the share class with the lower liquidity is removed.

6.          The remaining stocks are sorted in decreasing order of their float-adjusted market capitalization. The top forty become index members.

Index Maintenance and Issue Changes

The S&P BRIC 40 Index Committee maintains the BRIC 40 Index. The Index Committee members are all full-time professional members of S&P’s staff. The Index Committee meets as needed. At each meeting, the Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, share counts, the Liquidity Threshold, the Market Cap Threshold, Basket Liquidity and Maximum Weight, or other matters. In the rare event that less than 40 stocks qualify for inclusion at the rebalancing, Standard & Poor’s may modify the criteria to include multiple share classes or reduce the market cap limit, in that order.

Index Rebalancing/Structural Changes

The BRIC 40 Index is rebalanced once a year in December. The annual rebalancing of the index will be effective after the market close of the third Friday of December. The cut-off date for the data used in the review will be the third Friday of November. New constituents and index shares will be made available to clients with a two-week notice prior to rebalancing date.

In addition to the annual rebalancing, there will be a mid-year review. A semi-annual rebalancing will occur only if three of the biggest 30 stocks from the eligible universe are not in the BRIC 40 Index at the mid-year review. There will not be a semi-annual rebalancing in years when this condition is not satisfied. The cut-off date for the data used in the midyear review is the third Friday of May, with a mid-year rebalancing being

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made, if necessary, after the market close on the third Friday of June. If a mid-year rebalancing is required, new constituents and index shares will be made available to clients with a two-week notice.

Additions

No companies are added between rebalancings.

Deletions

Between rebalancings, a company can be deleted from the BRIC 40 Index due to corporate events such as mergers, acquisitions, takeovers or delistings.

Index Availability

The BRIC 40 Index rebalancing announcements are made at 5:15 p.m. (Eastern Time) three to ten business days before the effective date and on the Web site at www.indices.standardpoors.com. No separate announcements are made for routine corporate actions whose index implications are discussed in this document. If required, special or unusual events may warrant a posting on the aforementioned Web site.

Index Pricing

The pricing of index members is taken from the stocks included in the BRIC 40 index – specifically, their developed market listing. If a single stock is trading in multiple developed markets, only the listing from the market with most liquidity is considered. All calculations to arrive at the membership and weightings are made in U.S. dollars. The BRIC 40 Index is calculated in U.S. dollars, with the Reuters/WM London closing fix being used to convert the local market prices to U.S. dollars. The BRIC 40 Index is also calculated in Euros.

Holiday Schedule

The BRIC 40 Index is calculated daily, throughout the calendar year. The only days the index is not calculated are on days when all exchanges where the index constituents are listed (NYSE Euronext, NASDAQ, HKSE, and LSE) are officially closed or if WM Reuters’ exchange rates services are not published. A complete holiday schedule for the year is available on S&P’s Web site at www.indices.standardandpoors.com.

Unscheduled Market Closures

In situations where an exchange is forced to close early due to unforeseen events, such computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the exchange listing included in the BRIC 40 index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the BRIC 40 index for that day.

License Agreement

S&P and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the BRIC 40 Index in connection with the Notes. Barclays Bank PLC is not affiliated with S&P. The only relationship between S&P and Barclays Bank PLC is any licensing of the use of S&P indices and trademarks relating to them.

The license agreement between S&P and Barclays Bank PLC provides that the following language must be set forth in this pricing supplement:

The PLUS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the PLUS or any member of the public regarding the advisability of investing in securities generally or in the PLUS particularly, or the ability of the S&P BRIC 40® Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P BRIC 40® Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the PLUS. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the PLUS into consideration in determining, composing or calculating the S&P BRIC 40® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PLUS to be issued or in the determination or calculation of the equation by which the PLUS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PLUS.

NEITHER S&P NOR ITS AFFILIATES GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P AND ITS AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS

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ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P BRIC 40® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P OR ITS AFFILIATES HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s®”, “S&P®” and “S&P BRIC 40®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The PLUS are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the PLUS.

Information regarding the BRIC 40 Index was obtained from various public sources including, but not limited to, press releases, newspaper articles, the S&P website and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information referred to above relating to the Index or any other publicly available information regarding S&P.

Historical Information

The tables below set forth the published high and low closing level, as well as the end of the quarter closing level, for the BRIC 40 Index for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing level of the BRIC 40 Index during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the BRIC 40 Index should not be taken as an indication that the BRIC 40 Index, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

S&P BRIC 40 Index	High	Low	Period End
2005
First Quarter	1,074.02	910.38	1,002.04
Second Quarter	1,066.05	950.95	1,066.05
Third Quarter	1,337.18	1,069.33	1,337.18
Fourth Quarter	1,375.66	1,190.66	1,354.94
2006
First Quarter	1,642.08	1,383.42	1,614.88
Second Quarter	1,868.37	1,362.53	1,630.68
Third Quarter	1,761.33	1,566.66	1,715.05
Fourth Quarter	2,182.57	1,697.52	2,181.25
2007
First Quarter	2,235.35	1,893.22	2,114.87
Second Quarter	2,423.38	2,110.79	2,394.46
Third Quarter	3,006.69	2,194.12	3,006.69
Fourth Quarter	3,520.51	3,008.16	3,226.50
2008
First Quarter	3,228.86	2,559.95	2,757.88
Second Quarter	3,387.79	2,805.53	2,945.33
Third Quarter	2,899.41	1,824.29	1,999.86
Fourth Quarter	1,985.39	1,050.33	1,419.31
2009
First Quarter	1,616.34	1,232.56	1,480.34
Second Quarter	2,167.33	1,505.62	1,987.75
Third Quarter	2,361.59	1,822.20	2,313.09
Fourth Quarter	2,625.04	2,270.02	2,533.07
2010
First Quarter (through February 22, 2010)	2,615.59	2,228.90	2,380.11

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Historical Performance— BRIC 40 Index
January 3, 2005 to February 22, 2010

Past performance is not indicative of future results

The Dow Jones-UBS Commodity IndexSM

The Dow Jones-UBS Commodity IndexSM (the “DJ-UBS Index”) is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. For additional information about the Index, see the information set forth under “Non-Proprietary Indices—Commodity Indices— Dow Jones-UBS Commodity IndexSM” in the Index Supplement.

Historical Information

The tables below set forth the published high and low closing level, as well as the end of the quarter closing level, for the DJ-UBS Index for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing level of the DJ-UBS Index during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the DJ-UBS Index should not be taken as an indication that the DJ-UBS Index, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

Dow Jones-UBS Commodity IndexSM	High	Low	Period End
2005
First Quarter	165.25	142.18	162.09
Second Quarter	162.39	146.08	152.89
Third Quarter	179.07	154.11	178.25
Fourth Quarter	180.24	163.36	171.15
2006
First Quarter	174.22	158.78	165.19
Second Quarter	187.63	164.72	173.24
Third Quarter	179.96	156.59	159.96
Fourth Quarter	175.21	156.07	166.51
2007
First Quarter	173.50	155.88	171.96
Second Quarter	176.48	168.52	169.67
Third Quarter	179.72	161.06	178.25
Fourth Quarter	185.57	172.12	184.96
2008
First Quarter	219.09	181.16	201.60
Second Quarter	234.12	199.57	233.03
Third Quarter	237.95	167.39	167.78
Fourth Quarter	167.48	106.09	117.24
2009
First Quarter	123.46	102.00	109.78

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Second Quarter	131.12	107.49	122.54
Third Quarter	132.92	113.24	127.68
Fourth Quarter	140.05	124.17	139.19
2010
First Quarter (through February 22, 2010)	145.03	126.56	134.37

Historical Performance— DJ-UBS Index January 3, 2005 to February 22, 2010

Past performance is not indicative of future results

The Basket ETFs

SPDR® S&P® Dividend ETF (SDY):

The SPDR® S&P® Dividend ETF (the “Dividend Fund”) seeks to replicate as closely as possible, before expenses, the price and yield of the S&P High Yield Dividend AristocratsTM Index (the “Dividend Index”) and is managed with a passive investment strategy. Shares of the Dividend Fund trade on NYSE Arca under the ticker symbol “SDY”.

Investment & Management Details

In seeking to track the performance of the Dividend Index, the Dividend Fund employs a replication strategy, which means that the Dividend Fund typically invests in substantially all of the securities represented in the Dividend Index in approximately the same proportions as the Dividend Index. Under normal market conditions, the Dividend Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the Dividend Index. The Dividend Fund will provide shareholders with at least 60 days notice prior to any material change in this 95% investment policy. In addition, the Dividend Fund may invest in securities that are not included in the Dividend Index, futures, options, swap contracts and other derivatives, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSgA Funds Management, Inc.).

The Dividend Index is designed to measure the performance of the 50 highest dividend yielding S&P Composite 1500® Index constituents that have followed a managed-dividends policy of consistently increasing dividends every year for at least 25 consecutive years. Stocks included in the Dividend Index have both capital growth and dividend income characteristics, as opposed to stocks that are pure yield, or pure capital oriented. Stocks within the Dividend Index are weighted by indicated yield (annualized gross dividend payment per share divided by price per share) and weight-adjusted each quarter. As of September 30, 2009, the Dividend Index was comprised of 50 stocks.

The Dividend Index components are reviewed annually in December for continued inclusion in the Dividend Index and re-weighted quarterly in March, June and September. A component stock may be removed from the Dividend Index if 1) during the year-end review, dividends did not increase from the previous year or a company falls out of the top 50 of index eligible companies in terms of indicated dividend yield, 2) at quarterly rebalancings, the company ranks 60 or higher in terms of indicated dividend yield, where “higher” means lower yield, or 3) at any time during the year, a company is removed from the S&P Composite 1500 Index.

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The annual operating expenses of the Dividend Fund are 0.35%, comprised entirely of management fees, and deducted from the value of your investment. The Dividend Fund also features a fixed $250 transaction fee and 0.75% maximum additional variable fee, for cash purchases and redemptions.

Investor Information

We have derived all information regarding the Dividend Fund contained in this pricing supplement from the prospectus and prospectus supplement for the SPDR® Series Trust, each dated October 31, 2009, the Statement of Additional Information, dated October 31, 2009 (as supplemented on December 16, 2009) (together, the “SPDR Prospectus”), and from publicly available information on the SPDR website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, State Street Global Advisors. We make no representation as to the accuracy of this information. Information obtained from the SPDR Prospectus and the website for the SPDR® Series Trust is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Dividend Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

Information concerning the Dividend Fund provided to or filed with the SEC by the SPDR® Series Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively.

Historical Information
The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the Dividend Fund for each quarter in the period from November 15, 2005 to February 22, 2010. The graph below sets forth the daily closing price of the Dividend Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the Dividend Fund should not be taken as an indication that the Dividend Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

SPDR® S&P® Dividend ETF	High	Low	Period End
2005
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	$55.13	$53.73	$54.15
2006
First Quarter	$56.38	$54.65	$55.72
Second Quarter	$57.46	$54.56	$55.80
Third Quarter	$59.40	$54.87	$58.92
Fourth Quarter	$62.41	$58.89	$61.85
2007
First Quarter	$64.39	$61.11	$62.30
Second Quarter	$65.89	$62.10	$62.51
Third Quarter	$63.70	$58.37	$60.16
Fourth Quarter	$62.16	$55.06	$55.06
2008
First Quarter	$56.08	$50.14	$51.53
Second Quarter	$54.75	$44.47	$44.47
Third Quarter	$52.70	$41.55	$50.00
Fourth Quarter	$50.95	$34.71	$40.54
2009
First Quarter	$41.48	$27.30	$33.68
Second Quarter	$41.34	$34.35	$37.96
Third Quarter	$44.80	$36.60	$44.10
Fourth Quarter	$46.94	$42.88	$46.25
2010
First Quarter (through February 22, 2010)	$47.50	$44.63	$47.23

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Historical Performance— Dividend Fund November 15, 2005 to February 22, 2010

Past performance is not indicative of future results

The Vanguard REIT ETF (VNQ):

The Vanguard REIT ETF (the “REIT Fund”) invests in stocks of publicly traded equity real estate investment trusts (“REITs”) and seeks to provide a high level of income and moderate long-term capital appreciation. The REIT Fund is registered as part of Vanguard Specialized Funds, a registered investment company. Shares of the REIT Fund trade on NYSE Arca under the ticker symbol “VNQ”.

The REIT Fund employs a “passive management” – or indexing – investment approach designed to track the performance of the Morgan Stanley Capital International (MSCI®) US REIT Index (the “REIT Index”). The REIT Fund attempts to replicate the REIT Index by investing all, or substantially all, of its assets in the stocks that make up the REIT Index, holding each stock in approximately the same proportion as its weighting in the REIT Index. The REIT Fund may invest in derivatives and foreign securities, or temporarily depart from its normal investment policies and strategies, where necessary and consistent with the REIT Fund’s investment objective.

Investment & Management Details

The REIT Index is composed of stocks of publicly traded equity REITs that represent a broadly diversified range of property types. To be included initially in the REIT Index, a REIT must have a total market capitalization of at least $100 million and have enough shares and trading volume to be considered liquid. The REIT Index is rebalanced quarterly, except when a merger, acquisition, or similar corporate action dictates same-day rebalancing.

The REIT Fund reserves the right to substitute a different index for the index it currently tracks if the current index is discontinued, if the REIT Fund’s agreement with the sponsor of its target index is terminated, or for any other reason determined in good faith by the REIT Fund’s board of trustees. In any such instance, the substitute index would measure the same market segment as the current index.

As of May 29, 2009, the REIT Fund shares’ expense ratio was 0.15%, or $1.50 per $1,000 of average net assets. The annual operating expenses of the REIT Fund are comprised of a 0.10% management expense and 0.05% in other expenses and are deducted from the REIT Fund’s assets. The REIT Fund also imposes a $250 transaction fee on each purchase and each redemption of blocks of 100,000 shares of REIT Fund and a $50 conversion fee on transactions converting not-exchange-traded shares into exchange traded shares.

Investor Information

We have derived all information regarding the REIT Fund contained in this pricing supplement from the prospectus for the REIT Fund, dated May 29, 2009 (the “VNQ Prospectus”), and from publicly available information on the Vanguard website: www.vanguard.com. Such information is subject to change and we make no representation as to the accuracy of this information. Information obtained from the VNQ Prospectus and Vanguard’s website is not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the REIT Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

Information concerning the REIT Fund provided to or filed with the SEC by Vanguard Specialized Funds pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 002-88116 and 811-3916, respectively.

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Historical Information

The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the REIT Fund for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing price of the REIT Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the REIT Fund should not be taken as an indication that the REIT Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

Vanguard REIT ETF	High	Low	Period End
2005
First Quarter	$55.89	$51.24	$51.82
Second Quarter	$59.91	$51.50	$58.70
Third Quarter	$63.30	$57.77	$60.45
Fourth Quarter	$62.16	$55.64	$59.56
2006
First Quarter	$69.68	$60.76	$67.92
Second Quarter	$66.75	$62.23	$66.30
Third Quarter	$73.11	$66.28	$71.89
Fourth Quarter	$80.77	$71.86	$77.00
2007
First Quarter	$87.27	$75.79	$79.35
Second Quarter	$81.30	$69.80	$70.95
Third Quarter	$73.48	$63.55	$71.46
Fourth Quarter	$76.69	$60.86	$61.46
2008
First Quarter	$64.98	$55.08	$62.39
Second Quarter	$68.49	$58.34	$58.42
Third Quarter	$64.97	$54.15	$60.80
Fourth Quarter	$59.33	$24.21	$36.45
2009
First Quarter	$36.37	$21.15	$24.28
Second Quarter	$34.53	$24.15	$31.01
Third Quarter	$44.28	$28.57	$41.45
Fourth Quarter	$46.14	$38.54	$44.74
2010
First Quarter (through February 22, 2010)	$45.50	$41.04	$44.37

Historical Performance— REIT Fund January 3, 2005 to February 22, 2010
Past performance is not indicative of future results

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The Energy Select Sector SPDR® Fund (XLE)

The Energy Select Sector SPDR® Fund (the “Energy Fund”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index, the Energy Select Sector Index (the “Energy Index”). Shares of the Energy Fund trade on NYSE Arca under the ticker symbol “XLE”.

Investment and Management Details

The Energy Fund utilizes a “passive” or “indexing” investment approach to attempt to approximate the performance of the Energy Index. The Energy Fund will generally invest in all of the securities which comprise the Energy Index and will normally invest at least 95% of its total assets in common stocks that comprise the Energy Index. The Energy Fund seeks a correlation of 95% or better (before expenses and taxes) between its performance and that of the Energy Index; a figure of 100% would indicate perfect correlation. There can be no guarantee that the Energy Fund will achieve a high degree of correlation. The Energy Fund will provide shareholders with at least 60 days notice prior to any material change in the Energy Fund’s policy or in the Energy Index.

The Energy Index is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500 and are involved in the development and production of energy products. The Energy Index is weighted based on the market capitalization of each of its component stocks, subject to certain asset diversification requirements. Energy companies in the Energy Index develop and produce crude oil and natural gas and provide drilling and other energy related services; as well as airlines, marine, road and rail and transportation infrastructure companies. As of January 22, 2010, the holdings of the Energy Fund included 40 stocks.

The Energy Fund pays a monthly management fee at the of annual rate of 0.05% for the first $12.5 billion of average daily net assets of the Select Sector SPDR® Trust and 0.04% thereafter. From time to time, the management fee may be waived in whole or in part. The Energy Fund also features a fixed $500 transaction fee as well as additional fees of up to three (3) times the fixed transaction fee for (i) transactions effected outside the clearing process; (ii) non-standard orders; and (iii) cash purchases and redemptions, for a total charge of up to $2,000.

Investor Information

We have derived all information regarding the Energy Fund contained in this pricing supplement from the prospectus and prospectus supplement for the Select Sector SPDR® Trust, dated January 31, 2009 and October 30, 2009, respectively, the Statement of Additional Information, dated January 30, 2009 (as supplemented on October 30, 2009) (together, the “Select SPDR Prospectus”), and from publicly available information on the SPDR website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, State Street Global Advisors. We make no representation as to the accuracy of this information. Information obtained from the Select SPDR Prospectus and SPDR website is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Energy Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

Information concerning the Energy Fund provided to or filed with the SEC by the Select Sector SPDR® Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 811-08837.

Historical Information

The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the Energy Fund for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing price of the Energy Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the Energy Fund should not be taken as an indication that the Energy Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

Energy Select Sector SPDR® Fund	High	Low	Period End
2005
First Quarter	$44.92	$34.65	$42.87
Second Quarter	$45.89	$38.63	$44.45
Third Quarter	$54.52	$45.18	$53.67
Fourth Quarter	$53.53	$45.55	$50.31
2006
First Quarter	$57.95	$51.11	$54.40
Second Quarter	$59.74	$50.19	$56.75
Third Quarter	$58.84	$50.90	$53.45
Fourth Quarter	$61.75	$50.90	$58.63
2007
First Quarter	$61.12	$54.06	$60.28
Second Quarter	$71.14	$60.87	$68.99

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Third Quarter	$75.70	$65.10	$74.80
Fourth Quarter	$80.55	$70.70	$79.35
2008
First Quarter	$80.44	$66.95	$74.06
Second Quarter	$90.39	$75.45	$88.48
Third Quarter	$88.85	$59.65	$63.30
Fourth Quarter	$62.26	$39.96	$47.77
2009
First Quarter	$51.89	$38.12	$42.46
Second Quarter	$54.03	$43.36	$48.05
Third Quarter	$55.89	$44.52	$53.92
Fourth Quarter	$59.76	$51.97	$57.01
2010
First Quarter (through February 22, 2010)	$60.30	$53.74	$56.61

Historical Performance— Energy Fund January 3, 2005 to February 22, 2010

Past performance is not indicative of future results

PowerShares Water Resources Portfolio (PHO):

The PowerShares Water Resources Portfolio (the “Water Fund”) seeks investment results that correspond generally to the price and yield (before the Water Fund’s fees and expenses) of an equity index called the Palisades Water Index (the “Water Index”). The Water Fund is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “PHO”.

The Water Index is currently comprised of approximately 30 securities of companies which are publicly traded in the United States. The Water Index includes companies that focus on the provision of potable water, the treatment of water and the technology and services that are directly related to water consumption. In tracking the Water Index, it is anticipated that a portion of the securities will include small and medium capitalization stocks. As of June 30, 2009, the Water Index, included companies with a market capitalization range of between approximately $67.7 million and $19.7 billion. The Water Index was created by Hydrogen Ventures, LLC (“Hydrogen Ventures”).

Investment & Management Details

The Water Fund will normally invest at least 80% of its total assets in American Depositary Receipts and common stocks of companies in the water industry. For purposes of this 80% policy, a company will be considered to be in the water industry if at least 50% of its revenues come from water-related activities, as described below. In pursuit of its investment objective, the Water Fund will normally invest at least 90% of its total assets in ADRs and common stocks that comprise the Water Index. The Water Fund’s 80% investment policy noted above is non-fundamental and requires 60 days’ prior written notice to shareholders before it can be changed.

The Invesco PowerShares Capital Management LLC (“Invesco”) seeks correlation over time of 0.95 or better between the Water Fund’s performance and the performance of the Water Index; a figure of 1.00 would represent perfect correlation. Because of the practical difficulties and expense of purchasing all of securities in the Water Index, the Water Fund does not purchase all of the securities in the Water Index. Instead, Invesco utilizes a

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“sampling” methodology in seeking to achieve the Water Fund’s objective. Sampling means that Invesco uses quantitative analysis to select securities from the Water Index universe to obtain a representative sample of securities that resemble the Water Index in terms of key risk factors, performance attributes and other characteristics. These include industry weightings, market capitalization and other financial characteristics of securities. The quantity of holdings in the Water Fund will be based on a number of factors, including asset size of the Water Fund. Invesco generally expects the Water Fund to hold less than the total number of securities in the Water Index, but reserves the right to hold as many securities as it believes necessary to achieve the Water Fund’s investment objective.

Invesco is entitled to receive a management fee from the Water Fund equal to 0.50% of the Water Fund’s average daily net assets..

Investor Information

We have derived all information contained in this pricing supplement regarding the Water Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the PowerShares Exchange-Traded Fund Trust dated August 31, 2009 (the “Water Prospectus”) and from publicly available information on the InvescoPowerShares website. Such information reflects the policies of, and is subject to change, by the PowerShares Exchange-Traded Fund Trust (the “Water Trust”) and Invesco. We make no representation as to the accuracy of this information. Information obtained from the Water Prospectus and the InvescoPowerShares website is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Water Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

The Water Trust a registered investment company that consists of numerous separate investment portfolios, including the Water Fund. Information provided to or filed with the SEC by the Water Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-102228 and 811-21265, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Water Trust or the Water Fund, please see the Water Prospectus. In addition, information about the Water Trust and the Water Fund may be obtained from the PowerShares website at www.invescopowershares.com.

Historical Information

The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the Water Fund for each quarter in the period from December 6, 2005 to February 22, 2010. The graph below sets forth the daily closing price of the Water Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the Water Fund should not be taken as an indication that the Water Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

PowerShares Water Resources	High	Low	Period End
2005
First Quarter	N/A	N/A	N/A
Second Quarter	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A
Fourth Quarter	$15.78	$15.20	$15.20
2006
First Quarter	$18.19	$15.41	$18.08
Second Quarter	$18.92	$15.69	$16.67
Third Quarter	$17.27	$15.42	$16.91
Fourth Quarter	$18.66	$16.67	$18.41
2007
First Quarter	$19.37	$17.84	$18.69
Second Quarter	$20.95	$18.74	$20.92
Third Quarter	$21.97	$19.68	$21.35
Fourth Quarter	$22.53	$20.41	$21.40
2008
First Quarter	$21.48	$18.15	$19.24
Second Quarter	$22.94	$19.47	$20.71
Third Quarter	$22.63	$17.75	$18.40
Fourth Quarter	$17.82	$10.43	$14.39
2009
First Quarter	$15.01	$10.14	$11.93
Second Quarter	$15.31	$12.14	$14.72
Third Quarter	$17.43	$13.57	$16.71
Fourth Quarter	$17.18	$15.71	$16.86
2010
First Quarter (through February 22, 2010)	$17.70	$15.35	$16.46

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Historical Performance— Water Fund December 6, 2005 to February 22, 2010
Past performance is not indicative of future results

iShares® MSCI Australia Index Fund:

The iShares® MSCI Australia Index Fund (the “Australia Fund”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Australia® Index (the “Australia Index”). The Australia Fund is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “EWA”

The Australia Index consists of stocks traded primarily on the Australian Stock Exchange. As of September 30, 2009, the Australia Index’s three largest sectors were financials, materials and consumer staples.

The Australia Index is a theoretical financial calculation while the Australia Fund is an actual investment portfolio. The performance of the Australia Fund and the Australia Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Australia Fund’s portfolio and the Australia Index resulting from legal restrictions (such as diversification requirements) that apply to the Australia Fund but not to the Australia Index or the use of representative sampling. The Australia Fund seeks to replicate the performance of the Australia Index by investing in a representative sample of securities with aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Australia Index. “Tracking error” is the difference between the performance (return) of the Australia Fund’s portfolio and that of the Australia Index. The Australia Fund’s tracking error is not expected to exceed 5%.

Investment & Management Details

The Australia Fund generally invests at least 90% of its assets in the securities of the Australia Index and in depositary receipts (“DRs”) representing securities in the Australia Index. The Australia Fund will at all times invest at least 80% of its assets in the securities of the Australia Index or in DRs representing securities in the Australia Index. The Australia Fund may invest the remainder of its assets in other securities, including securities not in the Australia Index, futures contracts, options on futures contracts, other types of options and swaps related to the Australia Index, as well as cash and cash equivalents, including shares of money market funds affiliated with Blackrock Fund Advisors (“BFA”) or its affiliates. The Australia Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Australia Index is concentrated.

As calculated on August 31, 2009, for its investment advisory services to the Australia Fund, BFA is entitled to receive a management fee from the Australia Fund, based on a percentage of the Australia Fund’s average daily net assets, at an annual rate of 0.55%.

Investor Information

We have derived all information contained in this pricing supplement regarding the Australia Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Australia Fund Prospectus”) for the Australia Fund dated January 1, 2010 issued by iShares and from publicly available information on the iShares’ website. Such information reflects the policies of, and is subject to change, by iShares and BFA. We make no representation as to the accuracy of this information. Information obtained from the Australia Fund Prospectus and the iShares website is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the

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PLUS, you should undertake an independent investigation of the Australia Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

iShares is a registered investment company that consists of numerous separate investment portfolios, including the Australia Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09102 respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares or the Australia Fund, please see the Australia Fund Prospectus for the the iShares® MSCI Australia Fund dated January 1, 2010. In addition, information about iShares and the Australia Fund may be obtained from the iShares® website at www.ishares.com.

Historical Information

The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the Australia Fund for each quarter in the period from January 3 to February 22, 2010. The graph below sets forth the daily closing price of the Australia Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the Australia Fund should not be taken as an indication that the Australia Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

iShares® MSCI Australia Index Fund	High	Low	Period End
2005
First Quarter	$18.22	$16.17	$16.96
Second Quarter	$18.25	$16.20	$17.68
Third Quarter	$19.77	$17.05	$19.61
Fourth Quarter	$19.63	$17.90	$18.81
2006
First Quarter	$20.40	$19.19	$20.02
Second Quarter	$22.80	$19.18	$20.75
Third Quarter	$22.01	$20.16	$21.20
Fourth Quarter	$24.40	$21.14	$23.50
2007
First Quarter	$26.37	$22.72	$25.95
Second Quarter	$29.05	$26.01	$28.47
Third Quarter	$31.79	$24.14	$31.79
Fourth Quarter	$34.71	$27.95	$28.82
2008
First Quarter	$28.92	$24.71	$25.76
Second Quarter	$30.32	$26.27	$26.47
Third Quarter	$26.46	$19.74	$20.54
Fourth Quarter	$20.75	$10.96	$14.01
2009
First Quarter	$14.41	$10.51	$13.39
Second Quarter	$17.85	$13.62	$16.80
Third Quarter	$22.60	$15.55	$22.60
Fourth Quarter	$24.50	$21.44	$22.84
2010
First Quarter (through February 22, 2010)	$24.29	$20.46	$22.68

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Historical Performance—Australia Fund
January 3, 2005 to February 22, 2010

Past performance is not indicative of future results

iShares® MSCI Canada Index Fund:

The iShares® MSCI Canada Index Fund (the “Canada Fund”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Canada® Index (the “Canada Index”). The Canada Fund is an ETF that trades on the NYSE Arca stock exchange under the ticker symbol “EWC”.

The Canada Index consists of stocks traded primarily on the Toronto Stock Exchange. As of September 30, 2009, the Canada Index’s three largest sectors were financials, energy and materials.

The Canada Index is a theoretical financial calculation while the Canada Fund is an actual investment portfolio. The performance of the Canada Fund and the Canada Index may vary due to transaction costs, non-U.S. currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the Canada Fund’s portfolio and the Canada Index resulting from legal restrictions (such as diversification requirements) that apply to the Canada Fund but not to the Canada Index or the use of representative sampling. The Canada Fund seeks to replicate the performance of the Canada Index by investing in a representative sample of securities with aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the Canada Index. “Tracking error” is the difference between the performance (return) of the Canada Fund’s portfolio and that of the Canada Index. The Canada Fund’s tracking error is not expected to exceed 5%.

Investment and Management Details

The Canada Fund generally invests at least 95% of its assets in the securities of the Canada Index and in DRs representing securities in the Canada Index. The Canada Fund will at all times invest at least 90% of its assets in the securities of the Canada Index or in DRs representing securities in the Canada Index. The Canada Fund may invest the remainder of its assets in other securities, including securities not in the Canada Index, futures contracts, options on futures contracts, other types of options and swaps related to the Canada Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates. The Canada Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the Canada Index is concentrated.

As calculated on August 31, 2009, for its investment advisory services to the Canada Fund, BFA is entitled to receive a management fee from the Canada Fund, based on a percentage of the Canada Fund’s average daily net assets, at an annual rate of 0.55%.

Investor Information

We have derived all information contained in this pricing supplement regarding the Canada Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Canada Fund Prospectus”) for the iShares® MSCI Canada Fund dated January 1, 2010 issued by iShares and from publicly available information on the iShares’ website. Such information reflects the policies of, and is subject to change, by the Company and BFA. We make no representation as to the accuracy of this information. Information obtained from the Canada Fund Prospectus and the iShares website is not, and should not be, incorporated by reference in this pricing supplement. As a prospective purchaser of the PLUS, you should undertake an independent investigation of the Canada Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the PLUS.

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iShares is a registered investment company that consists of numerous separate investment portfolios, including the Canada Fund. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09102 respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares or the Canada Fund, please see the Canada Fund Prospectus for the the iShares® MSCI Canada Fund dated January 1, 2010. In addition, information about iShares and the Canada Fund may be obtained from the iShares® website at www.ishares.com.

Historical Information

The tables below set forth the published high and low closing price, as well as the end of the quarter closing price, for the Canada Fund for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing price of the Canada Fund during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical prices and performance of the Canada Fund should not be taken as an indication that the Canada Fund, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

iShares® MSCI Canada Index Fund	High	Low	Period End
2005
First Quarter	$18.32	$16.27	$17.85
Second Quarter	$18.45	$16.49	$18.15
Third Quarter	$21.57	$18.02	$21.57
Fourth Quarter	$22.06	$19.54	$21.90
2006
First Quarter	$23.97	$22.34	$23.63
Second Quarter	$25.48	$22.15	$23.75
Third Quarter	$24.97	$22.85	$24.00
Fourth Quarter	$26.17	$23.16	$25.32
2007
First Quarter	$26.42	$24.11	$26.15
Second Quarter	$30.66	$26.35	$29.86
Third Quarter	$32.73	$27.52	$32.73
Fourth Quarter	$36.42	$31.00	$32.12
2008
First Quarter	$32.95	$28.36	$30.31
Second Quarter	$35.75	$30.68	$33.16
Third Quarter	$33.24	$25.80	$26.34
Fourth Quarter	$26.15	$14.47	$17.43
2009
First Quarter	$18.88	$13.79	$16.46
Second Quarter	$23.64	$16.99	$21.42
Third Quarter	$26.05	$19.87	$25.48
Fourth Quarter	$26.80	$23.85	$26.33
2010
First Quarter (through February 22, 2010)	$27.33	$24.25	$26.28

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Performance Leveraged Upside SecuritiesSM

Historical Performance—Canada Fund January 3, 2005 to February 22, 2010
Past performance is not indicative of future results

The Basket Currencies

USD/JPY Exchange Rate

The U.S. dollar/Japanese yen exchange rate (the “USD/JPY exchange rate”) is a foreign exchange spot rate that measures the number of Japanese yen that can be purchased for one U.S. dollar, as reported on the Bloomberg screen WMCO1 (or any successor screen) to the right of the caption “JPY” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date. When the Japanese yen depreciates relative to the U.S. dollar the USD/JPY exchange rate increases, and vice versa.

Historical Information

The tables below set forth the published high and low USD/JPY exchange rate, as well as the end of the quarter USD/JPY exchange rate, for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing USD/JPY exchange rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical USD/JPY exchange rate should not be taken as an indication that the USD/JPY exchange rate, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

USD/JPY exchange rate (# JPY / 1 USD)	High	Low	Period End
2005
First Quarter	107.57	102.05	107.15
Second Quarter	110.92	104.46	110.92
Third Quarter	113.51	109.16	113.51
Fourth Quarter	121.04	113.30	117.75
2006
First Quarter	119.04	114.15	117.78
Second Quarter	118.69	109.75	114.44
Third Quarter	118.18	114.02	118.18
Fourth Quarter	119.79	114.89	119.06
2007
First Quarter	121.94	115.53	117.83
Second Quarter	123.89	117.86	123.17
Third Quarter	123.41	113.38	114.81
Fourth Quarter	117.61	107.41	111.75
2008
First Quarter	110.05	97.33	99.69
Second Quarter	108.22	100.96	106.21
Third Quarter	110.54	104.18	106.11
Fourth Quarter	105.72	87.24	90.64
2009

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First Quarter	99.16	88.75	98.96
Second Quarter	100.99	94.41	96.36
Third Quarter	97.57	89.63	89.70
Fourth Quarter	93.03	86.41	93.02
2010
First Quarter (through February 22, 2010)	93.37	89.06	91.14

Historical Performance— USD/JPY exchange rate January 3, 2005 to February 22, 2010
Past performance is not indicative of future results

USD/EUR Exchange Rate

The U.S. dollar/Euro exchange rate (the “USD/EUR exchange rate”) is a foreign exchange spot rate that measures the number of Euros that can be purchased for one U.S. dollar, as reported on the Bloomberg screen WMCO1 (or any successor screen) to the right of the caption “EUR” under the caption “MID” at approximately 4:00 p.m., London time, on the relevant date. When the Euro depreciates relative to the U.S. dollar the USD/EUR exchange rate increases, and vice versa.

Historical Information

The tables below set forth the published high and low USD/EUR exchange rate, as well as the end of the quarter USD/EUR exchange rate, for each quarter in the period from January 3, 2005 to February 22, 2010. The graph below sets forth the daily closing USD/EUR exchange rate during the same period. We obtained the information in the tables below from Bloomberg L.P., without independent verification and make no representation or warranty as to its accuracy or completeness. The historical USD/EUR exchange rate should not be taken as an indication that the USD/EUR exchange rate, or the basket, will appreciate over the term of the PLUS such that you receive a payment in excess of the principal amount invested.

USD/EUR exchange rate (1 EUR / # USD)	High	Low	Period End
2005
First Quarter	0.78	0.74	0.77
Second Quarter	0.83	0.76	0.83
Third Quarter	0.84	0.80	0.83
Fourth Quarter	0.86	0.82	0.84
2006
First Quarter	0.84	0.81	0.83
Second Quarter	0.83	0.77	0.78
Third Quarter	0.80	0.78	0.79
Fourth Quarter	0.80	0.75	0.76
2007
First Quarter	0.78	0.75	0.75
Second Quarter	0.75	0.73	0.74
Third Quarter	0.74	0.70	0.70

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Fourth Quarter	0.71	0.67	0.69
2008
First Quarter	0.69	0.63	0.63
Second Quarter	0.65	0.63	0.63
Third Quarter	0.71	0.63	0.71
Fourth Quarter	0.80	0.69	0.72
2009
First Quarter	0.80	0.72	0.75
Second Quarter	0.77	0.70	0.71
Third Quarter	0.72	0.68	0.68
Fourth Quarter	0.70	0.66	0.70
2010
First Quarter (through February 22, 2010)	0.74	0.69	0.7355

Historical Performance— USD/EUR exchange rate January 3, 2005 to February 22, 2010
Past performance is not indicative of future results

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Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution
MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.20 for each PLUS they sell.

We expect that delivery of the PLUS will be made against payment for the PLUS on or about the issue date indicated on the cover of this pricing supplement, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

February 2010	Page 37